Exhibit 99.1

Beacon Power Settles with Department of Energy Loan Programs Office

Company Agrees to Sell Flywheel Plant in Stephentown by January 2012

TYNGSBORO, Mass.—(BUSINESS WIRE)— Beacon Power Corporation (OTC: BCONQ) reached an agreement with the U.S. Department of Energy’s Loan Programs Office (LPO) at a second Delaware court hearing on November 18, 2011, in the Company’s Chapter 11 bankruptcy proceeding.

Since filing for bankruptcy protection on October 30, 2011, Beacon Power and its advisors had engaged in ongoing discussions with LPO advisors as to the Company’s use of cash collateral and resolution of its loan obligation. Beacon requested that LPO support its restructuring efforts to preserve Beacon as an organization, maintain the value of the Company’s 20 MW flywheel plant in Stephentown, New York, and enable Beacon to complete its reorganization as quickly and efficiently as possible. However, LPO’s highest priority was to recover as much of the $39.1 million loan balance as soon as possible. This led to an agreement to conduct the sale of the Stephentown facility by January 30, 2012.

The court also approved Beacon’s request that it be allowed to list its other assets for sale, although the Company may choose not to do so, or only sell some individual assets, if it is able to raise sufficient new capital by the end of January. Beacon is in preliminary discussions with several strategic investors and private equity firms that have expressed an interest in making a significant investment in the restructured company.

Beacon Power is confident that the recent Federal Energy Regulatory Commission Order No. 755 on pay-for-performance for energy storage resources (like the Stephentown plant) will have a significant revenue-enhancing impact and increase the value of the flywheel facility when it takes effect in New York later in 2012. Further, Beacon believes that its singular expertise in developing, operating and maintaining grid-scale flywheel systems also adds unique value to the plant.

Also at the hearing, LPO’s objections to Beacon’s use of approximately $3 million in cash collateral to fund the Company’s business operations were resolved. Beacon will have full access to that cash to fund its weekly operations at an agreed-upon reduced budget. In addition, Beacon’s bankruptcy counsel and financial advisors have agreed to defer their fees, enabling the Company to allocate more of the cash collateral toward operations.

Bill Capp, Beacon Power President and CEO, said, “Our goal was to reach a settlement agreement with the DOE Loan Programs Office and we have done that. We will now focus on attracting new capital to reorganize our company.”

The settlement is subject in all respects to the terms of the court’s order, available at:
http://dm.epiq11.com/BPE/docket/Default.aspx?rc=1.

About Beacon Power Corporation

Beacon Power Corporation designs, develops and is commercializing advanced products and services to support stable, reliable and efficient electricity grid operation. Beacon’s Smart Energy MatrixTM, now being operated and earning revenue, is a non-polluting, megawatt-scale, fast-response flywheel-based solution designed to provide less expensive, more sustainable and effective regulation services to power grids around the world. The Company’s business strategy is both to supply regulation services from its own plants and to sell systems directly to utilities or grid operators in parts of North America and selected international markets. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Forward-Looking Information Disclaimer

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the anticipated benefits of our settlement with the LPO as evidenced by the court order, expectations regarding the sale of the Stephentown facility and our other assets and our ability to attract new capital, expectations regarding our continued use of cash collateral and the benefits provided by our professionals’ agreement to defer fees, and anticipated advantages regarding the services Beacon Power Corporation provides to the Stephentown facility. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to risks associated with selling assets during bankruptcy, including without limitation the risks that we may fail to execute any such sale in a timely manner or at all and that we cannot predict the amount of proceeds received in any such sale; risks associated with raising new capital during a bankruptcy, including without limitation the risk that any such capital investment will be made in a timely manner, or at all; and risks associated with the terms and conditions included in the court’s order. Additional risks and uncertainties include: (i) the potential adverse impact of the bankruptcy cases on our business, financial condition or results of operations, including our ability to maintain contracts and other customer and vendor relationships that are critical to our business and the actions and decisions of our creditors and other third parties with interests in our bankruptcy cases; (ii) our ability to maintain adequate liquidity to fund our operations during the bankruptcy cases and to fund a plan of reorganization and thereafter, including maintaining normal terms with our vendors and service providers during the bankruptcy cases and complying with the covenants and other terms of our financing agreements; (iii) our ability to obtain court approval with respect to motions in the bankruptcy cases prosecuted from time to time and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the bankruptcy cases and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned; (iv) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 bankruptcy cases to Chapter 7 cases; (v) those factors identified in our filings with the Securities and Exchange Commission as may be accessed at www.sec.gov.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative and will pose substantial risks. Trading prices for the Company’s common stock may bear little or no relationship to the actual recovery, if any, by holders thereof in the bankruptcy cases. Accordingly, the Company urges extreme caution with respect to existing and future investments in its common stock. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this Statement, and which we assume no obligation to update.

Beacon Power Corporation

Gene Hunt, 1-978-661-2825

Director of Corporate Communications

hunt@beaconpower.com